PRICING SUPPLEMENT NO. 12 DATED                   Filed Pursuant to
DECEMBER 28, 2000 TO PROSPECTUS DATED             Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS        File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series F
                Due 9 Months to 25 Years from date of issue

      Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:             $ 224,000.00
Original Issue Date (Settlement Date):  January 3, 2001
Stated Maturity Date:                   December 15, 2003
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.250% Per Annum
Interest Payment Dates:                 February 15 and Monthly
                                        Thereafter Commencing
                                        February 15, 2001

Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [   ] Yes     [ X ] No



                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  55,000.00
Prudential Securities Incorporated      $  20,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  94,000.00
Raymond James & Associates, Inc         $  55,000.00
J.W. Korth & Company                    $  - 0 -
      Total                             $ 224,000.00


                                        Per Note Sold by
                                        Agents To Public       Total

Issue Price:                            $   1,000.00        $ 224,000.00
Agent's Discount or Commission:         $       5.00        $   1,120.00
Maximum Dealer's Discount or
  Selling Concession:                   $      10.00        $   2,240.00
Proceeds to the Company:                $     985.00        $ 220,640.00

CUSIP Number:  12589Q5W2